As filed with the Securities and Exchange Commission on May 16, 2011
No. 333-161204

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment to
Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NOVAMED, INC.
(Exact name of registrant as specified in its charter)

Delaware	36-4116193
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

333 W. Wacker Drive, Suite 1010
Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

NOVAMED, INC. SECOND AMENDED AND RESTATED 2005 STOCK INCENTIVE PLAN
(Full title of the plan)

Scott T. Macomber
Chief Financial Officer
NovaMed, Inc.
333 W. Wacker Drive, Suite 1010
Chicago, Illinois 60606
(Name and address of agent for service)

(312) 664-4100
(Telephone number, including area code, of agent for service)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

NovaMed, Inc. (the “Company”) filed a Registration Statement on Form S-8 (No 333-161204) (the “Registration Statement”) with the Securities and Exchange Commission on August 10, 2009. This Post-Effective Amendment is an amendment to the Registration Statement. On May 4, 2011, pursuant to that certain Agreement and Plan of Merger dated as of January 20, 2011 among the Company, Surgery Center Holdings, Inc., a Delaware corporation (“Parent”) and Wildcat Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, the Company became a wholly owned subsidiary of Parent. As a result of the transactions contemplated thereby, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement.

In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, State of Illinois, on May 16, 2011.

NOVAMED, INC.
By:	/s/ Scott T. Macomber
	Name:	Scott T. Macomber
	Title:	Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ MICHAEL DOYLE	Chief Executive Officer	May 16, 2011
Michael Doyle	(Principal Executive Officer)
Director

/s/ SCOTT T. MACOMBER	Chief Financial Officer	May 16, 2011
Scott T. Macomber	(Principal Financial Officer)

/s/ CHRIS LAITALA	Director	May 16, 2011
Chris Laitala

/s/ FRASER PRESTON	Director	May 16, 2011
Fraser Preston